Exhibit 10.34
AMENDMENT NO. 1 TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
This AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 29, 2013, is by and among Gregg Appliances, Inc., an Indiana corporation (“Borrower”), the financial institutions listed on the signature pages hereto as existing lenders (the “Existing Lenders”), the financial institutions listed on the signature hereto as incremental lenders (the “Incremental Lenders”, and together with the Existing Lenders, the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Lenders (“Agent”).
R E C I T A L S:
WHEREAS, Agent, the Existing Lenders, the Borrower, and HHG Distributing, LLC, an Indiana limited liability company (“HHG”), are parties to that certain Amended and Restated Loan and Security Agreement dated as of March 29, 2011 (as amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement, as amended hereby);
WHEREAS, the Borrower has requested that the Agent and Lenders amend the Loan Agreement to, among other things, extend the Scheduled Maturity Date and change the amount of the Maximum Credit to $400,000,000; and
WHEREAS, the Incremental Lenders and certain Existing Lenders have agreed to provide new or additional Commitments, as applicable, pursuant to the terms and conditions set forth herein, and the Agent and the Lenders have agreed to extend the Scheduled Maturity Date and to make such other amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Amendments to Loan Agreement. Immediately upon the satisfaction of each of the applicable conditions precedent set forth in Section 3 of this Agreement, the following amendments to the Loan Agreement shall become effective as of the date hereof:
(a)    The definition of “Applicable Margin” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:
“Applicable Margin” shall mean, at any time during any calendar quarter, (a) as to Base Rate Loans, the applicable percentage (on a per annum basis) set forth below for Base Rate Loans, and (b) as to Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below for Eurodollar Rate Loans, in each case, if as of the end of the immediately preceding calendar quarter the Quarterly Average Excess Availability for such calendar quarter was at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Margin
		Base Rate Loans	Eurodollar Rate Loans
Tier I	Greater than 50% of the Commitments	0.50%	1.50%
Tier II	Greater than 25% of the Commitments but less than or equal to 50% of the Commitments	0.75%	1.75%
Tier III	Less than or equal to 25% of the Commitments	1.00%	2.00%

provided, that: (i) the Applicable Margin shall be calculated and established once every calendar quarter, effective as of the first day of such calendar quarter period and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such calendar quarter period; (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter; and (iii) the Applicable Margin shall be the applicable percentage calculated based on the percentage set forth in Tier II of the chart above until September 30, 2013. The interest rates will be adjusted every calendar quarter thereafter based on the chart above. In the event that at any time after the end of a calendar quarter, Agent shall have determined that the amount of the Quarterly Average Excess Availability for such quarter initially used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability for such quarter, the Applicable Margin shall be appropriately adjusted based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to Agent for the benefit of Lenders. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.
(a)    The definition of “Bank Products” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:
“Bank Products” shall mean any one or more of the following types of services or facilities extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) purchase cards, (c) ACH Transactions, (d) any overdrafts, cash management or related services, (e) Hedging Transactions, if and to the extent provided hereunder, and (f) supply chain finance products.
(b)    The definition of “Borrowing-Base” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Borrowing Base” shall mean, at any time, the amount equal to:
(a)    the sum of (A) ninety percent (90%) of the amount of Eligible Commercial Accounts, plus (B) ninety percent (90%) of the amount of Eligible Credit Card Receivables, plus (C) ninety percent (90%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory; minus
(b)    Reserves.
(c)    Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
(d)    Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:
“Excluded Swap Obligation” means, with respect to any Guarantor, any of its Swap Obligations if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation with respect to which such Guarantee of, or security interest granted by, such Guarantor is or becomes illegal.
(e)    Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
(f)    The definition of “Fee Letter” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:
“Fee Letter” shall mean (a) the letter agreement, dated March 1, 2011, by and among Borrower, Agent, and joint lead arrangers setting forth, among other fees, certain fees payable by Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and (b) the letter agreement, dated July 8, 2013, by and among Borrower, Agent, and Wells Fargo as a joint lead arranger setting forth, among other fees, certain fees payable by Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
(g)    Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:
“First Amendment” shall mean that certain Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Agent and the Lenders signatory thereto.
(h)    Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:
“First Amendment Effective Date” shall mean July 29, 2013.
(i)    The definition of “Hedging Transactions” set forth in Section 1 of the Loan Agreement is hereby amended by adding the following parenthetical after the phrase “any such agreement” at the end thereof:
(including, for the avoidance of doubt, all Swap Obligations)
(j)    The definition of “Lenders” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:
“Lenders” shall mean the financial institutions which are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Sections 2.3 and/or 13.7 hereof or in connection with the First Amendment, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender.”
(k)    The definition of “London Interbank Offered Rate” set forth in Section 1 of the Loan Agreement is hereby amended by deleting the phrase “Reuters Screen LIBOR01 Page” appearing in two places therein and, in both places, in inserting in lieu thereof the phrase “Macro*World's (https://capitalmarkets.mworld.com) Page BBA LIBOR – USD”.
(l)    The definition of “Maximum Credit” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:
“Maximum Credit” shall mean (i) prior to the First Amendment Effective Date, the amount of $300,000,000, and (ii) from and after the First Amendment Effective Date, the amount of $400,000,000 (which amount may be increased after the First Amendment

Effective Date in accordance with the exercise of an increase in the Maximum Credit permitted by Section 2.3 hereof upon the effective date of such increase).
(m)    The definition of “Obligations” set forth in Section 1 of the Loan Agreement is hereby amended by adding the following proviso after the phrase “or lien of Agent” at the end thereof:
; provided, further, that the Obligations shall not include any Excluded Swap Obligations.
(n)    The definition of “Pro Rata Share” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:
“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Sections 2.3 and 13.7 hereof and the First Amendment; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.
(o)    Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Borrower, the Guarantor (if applicable) or any other guarantor of the Obligations that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “Eligible Contract Participant” (an “ECP”) as that term is defined under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(p)    Section 1 of the Loan Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following new definition:
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (including for the avoidance of doubt, any obligation under a Guarantee).
(q)    Section 2.2(c) of the Loan Agreement is hereby amended by amending and restating the second sentence of such Section to read as follows:

Such notice shall be irrevocable and shall specify the identity of the requested issuer (which shall be Agent or a Lender which has agreed to issue a letter of credit) of the Letter of Credit Accommodation requested, the original face amount thereof, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such requested Letter of Credit Accommodation may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such requested Letter of Credit Accommodation is to be issued, and the beneficiary of such requested Letter of Credit Accommodation.
(r)    Section 2.3(a) of the Loan Agreement is hereby amended by amending and restating subclause (i) of such Section to read as follows:
(i)    in no event shall the aggregate amount of any such increase in the Maximum Credit cause the Maximum Credit to exceed $500,000,000,
(s)    Section 3.2 of the Loan Agreement is hereby amended by amending and restating clause (a) of such Section to read as follows:
(a)    Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at the Unused Line Rate (defined below) then applicable calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. The “Unused Line Rate” shall be a rate per annum set forth below and determined based on the amount of the daily average of the outstanding Revolving Loans and Letter of Credit Accommodations for the immediately preceding calendar quarter period as set forth below:

Tier	Daily Average Revolving Loans and Letter of Credit Accommodations	Unused Line Rate
1	Greater than or equal to 50% of the Borrowing Base	0.250%
2	Less than 50% of the Borrowing Base	0.375%

provided, that the Unused Line Rate set forth in Tier 2 of the chart above shall be in effect from the First Amendment Effective Date until September 30, 2013. The Unused Line Rate shall be calculated and established thereafter once every calendar quarter, effective as of the first day of such calendar quarter period and shall remain in effect until the next quarterly adjustment date. Swing Line Loans will not be considered in the calculation of the Unused Line Rate.
(t)    Section 6.4(a) of the Loan Agreement is hereby amended by adding the following additional clause at the end of the last sentence thereof:

and (iii) no Swap Obligations of any Loan Party shall be paid with amounts received from any Guarantor whose Obligations constitute Excluded Swap Obligations (including sums received as a result of the exercise of remedies with respect to such guaranty) or from the proceeds of such Guarantor’s Collateral (but subject to the final sentence of the definition of Excluded Swap Obligation); provided, that, to the extent possible, appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are ECPs with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above.
(u)    Section 6.11(b) of the Loan Agreement is hereby amended by amending and restating the parenthetical statement in the third line thereof as follows:
(including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, but not including (i) Other Taxes that arise as a result of Agent’s or any Lender’s arrangements with the applicable taxing jurisdiction, if any, and not as a result of this Agreement), (ii) any Taxes imposed pursuant to FATCA, and (iii) any income, franchise or branch profits Taxes imposed on the Lender or Agent.
(v)    Section 6.11(c)(i) of the Loan Agreement is hereby amended to read as follows:
subject to the last sentence of Section 6.11(f), in the case of Taxes other than Taxes imposed pursuant to FATCA and any income, franchise or branch profits Taxes imposed on the recipient, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made
(w)    Section 6.11(c)(iv) of the Loan Agreement is hereby amended to read as follows:
(iv) other than in respect of Taxes imposed pursuant to FATCA and any income, franchise or branch profits Taxes imposed on the recipient, to the extent not paid to Agent or Lenders pursuant to Section 6.11(c)(i), Borrower or such Guarantor shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which are necessary to preserve the after-tax yield Agent or such Lender would have received pursuant to the Financing Agreements if such Taxes or Other Taxes had not been imposed.
(x)    Section 6.11(i) of the Loan Agreement is hereby amended by adding the following sentence at the end thereof:
Each Lender hereby agrees that any failure by it to comply with the requirements of this Section 6.11(i)(b), or by the documents provided hereto to provide a complete exemption from withholding tax, other in either case than by reason of a change in law occurring after the date such Lender became a party to this Agreement, shall relieve the Borrower of any obligation under Section 6.1(c) hereof to pay additional amounts in respect of any resulting Taxes required to be withheld from payments made to, or for the benefit of, such Lender.
(y)    Section 6.11 of the Loan Agreement is hereby amended by adding new subsection (j) hereof to read as follows:
(j)    if payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably required by the Borrower or Agent as may be necessary for the Borrower or Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(z)    Section 9.4 of the Loan Agreement is hereby amended by amending the second sentence thereof to read as follows:
Without duplication of Section 6.11 hereof, Borrower and each Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower and each Guarantor agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by Borrower or Guarantors such amount shall be added and deemed part of the Loan, provided, that nothing contained herein shall be construed to require Borrower or Guarantors to pay any (i) income, franchise or branch profits taxes attributable to the income of Lenders from any amounts charged by or paid hereunder to Lenders or (ii) Taxes imposed on any payment hereunder pursuant to FATCA.
(aa)    Section 13.1 of the Loan Agreement is hereby amended by amending and restating the first sentence of such section to read as follows:
This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the First Amendment Effective Date (the “Scheduled Maturity Date”), unless sooner terminated pursuant to the terms hereof.
(bb)    Section 13 of the Loan Agreement is hereby amended by adding the following new Section 13.13 immediately following Section 13.12 thereof:

13.13    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under any guaranty to which it is a party in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.13 or otherwise under such guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 13.13 shall remain in full force and effect until payment in full of the Obligations and the termination of the Commitments. Each Qualified ECP Guarantor intends that this Section 13.13 constitute, and this Section 13.13 shall be deemed to constitute, a “keepwell, support , or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(cc)    Schedule 1.28 (Commitments) to the Credit Agreement is hereby amended by deleting such Schedule in its entirety and substituting therefor Schedule 1.28 (Commitments) to the Credit Agreement attached hereto.
Section 2.    Lenders and Commitments
Section 2.1    Increase to the Maximum Credit. Each Incremental Lender hereby agrees to provide its Commitment, as set forth on Schedule 1.28 annexed hereto (the “Incremental Commitment”), which Incremental Commitment is in addition to its existing Commitment, if any, upon the satisfaction of each of the applicable conditions precedent set forth in Section 3 of this Agreement. Upon the effectiveness of this Agreement, (a) each Incremental Lender which is not also an Existing Lender shall be a party to the Loan Agreement and the other Financing Agreements and shall have the rights and obligations of a Lender thereunder and (b) the participation interests (and fees with respect thereto) in all outstanding Letter of Credit Accommodations will be adjusted to reflect each Lender’s new Pro Rata Share.
Section 2.2    Agreements of Incremental Lenders. Each Incremental Lender (a) confirms that it has received a copy of the Loan Agreement and the other Financing Agreements, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it will, independently and without reliance upon the Agent or the joint lead arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

Section 2.3    Miscellaneous.
(a)    For purposes of the Loan Agreement, the initial notice address of each Incremental Lender which is not also an Existing Lender shall be as set forth below its respective signature below.
(b)    For each Incremental Lender which is not also an Existing Lender, delivered herewith to the Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Lender may be required to deliver to the Agent pursuant to Section 6.11 of the Loan Agreement.
(c)    Upon the effectiveness of this Agreement, the Agent will record all Loans made by each Incremental Lender in the Register.
Section 3.    Conditions Precedent to Effectiveness of Agreement.
(a)    The effectiveness of this Agreement is subject to (i) the satisfaction of the conditions set forth in Section 3(b) of this Agreement and (ii) the receipt by the Agent of a duly executed counterpart of this Agreement from the Borrower and all Lenders.
(b)    The effectiveness of this Agreement is subject to the satisfaction of the following conditions:
(i)    Agent shall have received a reaffirmation of guaranty from HHG in the form attached hereto as Exhibit A;
(ii)    Borrower shall have paid all fees and other amounts due and payable by it under the Loan Agreement, including to the extent invoiced, but subject to the Fee Letter, the reasonable fees, costs and expenses owing to Choate, Hall & Stewart LLP, and under the Fee Letter;
(iii)    Agent shall have received a Secretary’s Certificate of the Borrower and HHG certifying the passage and continued effectiveness of resolutions from the Borrower and HHG approving the transactions contemplated by this Agreement and the incumbency of the officers executing this Agreement and the documents delivered in connection therewith, in each case in form and substance satisfactory to the Agent;
(iv)    The representations and warranties contained in this Agreement shall be true and correct in all material respects;
(v)    Each Incremental Lender which is not also an Existing Lender shall have received from Borrower all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act;
(vi)    Agent and the Lenders shall have received the following legal opinions and documents: (x) executed legal opinions of Bingham McCutchen LLP,

special counsel to the Borrower and HHG, and Ice Miller LLP, special Indiana counsel to the Borrower and HHG (and including an opinion as to no conflicts with Indebtedness), (y) a certificate executed by a senior officer of the Borrower and HHG certifying that all of the conditions precedent to the making of the Loans set forth in Section 4.2 of the Loan Agreement shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase, and (z) all other documents reasonably requested by the Agent in connection with this Agreement, in each case in form and substance satisfactory to the Agent;
(vii)    The Agent shall have received (x) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrower and Guarantors for the period through the end of the fiscal year ending March 31, 2015, (ii) projected annual balance sheets, income statements, statements of cash flows and availability of Borrower and Guarantors through the end of the 2016 fiscal year, in each case, as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance consistent with the projected financial statements heretofore delivered to the Agent, and (iii) any updates or modifications to the projected financial statements of Borrower and Guarantors previously received by the Agent, in each case in form and substance satisfactory to the Agent;
(viii)    The Agent shall have received and reviewed lien search results for the jurisdiction of incorporation and organization of Borrower and Guarantors and judgment search results for the jurisdiction of the chief executive office of Borrower and Guarantors, which search results shall be in form and substance reasonably satisfactory to the Agent; and
(ix)    No material adverse change in the business, operations, profits, assets or prospects of Borrower and Guarantors shall have occurred since March 31, 2013, and no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms of this Agreement, or (ii) has or would reasonably be expected to have a Material Adverse Effect.
Section 4.    Representations, Warranties and Covenants. In order to induce Agent and Lenders to enter into this Agreement, Borrower represents and warrants to Agent and Lenders, upon, and as of the date of, the effectiveness of this Agreement, which representations, warranties and covenants shall survive the execution and delivery of this Agreement that:
(d)    Increase in Maximum Credit. The increase in the Maximum Credit contemplated by this Agreement shall not, on the effective date of this Agreement, (i) violate any applicable law, regulation or order or decree of any court or other Governmental Authority and (ii) be enjoined, temporarily, preliminarily or permanently.

(e)    No Default; etc. No Default or Event of Default has occurred and is continuing after giving effect to this Agreement or would result from the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.
(f)    Power and Authority; Authorization. Borrower has the corporate power and authority to execute and deliver this Agreement and to perform the terms and provisions of the Loan Agreement, as amended by this Agreement, and the execution and delivery by Borrower of this Agreement, and the performance by the Borrower of its obligations hereunder and under the Financing Agreements have been duly authorized by all requisite corporate action by Borrower.
(g)    Execution and Delivery. Borrower has duly executed and delivered this Agreement.
(h)    Enforceability. This Agreement and the Loan Agreement, as amended by this Agreement, constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ right generally, and by general principles of equity.
(i)    Representations and Warranties. All of the representations and warranties contained in the Loan Agreement and in the other Financing Agreements (other than those which speak expressly only as of a different date) are true and correct in all material respects as of the date hereof after giving effect to this Agreement and the transactions contemplated hereby.
Section 5.    Miscellaneous.
(a)    Effect; Ratification. Subject to the Fee Letter, Borrower acknowledges that all of the reasonable fees, costs and expenses of Choate, Hall & Stewart LLP incurred by Agent in connection with this Agreement shall be reimbursable under Section 9.21 of the Loan Agreement. The amendments and waiver set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or of any other Financing Agreement or (ii) prejudice any right or rights that Agent or any Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Financing Agreement. This Agreement is a Financing Agreement. Each reference in the Loan Agreement to “this Agreement”, “herein”, “hereof’ and words of like import and each reference in the other Financing Agreements to the “Loan Agreement” shall mean the Loan Agreement as amended hereby. This Agreement shall be construed in connection with and as part of the Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement and each other Financing Agreement, except as herein amended are hereby ratified and confirmed and shall remain in full force and effect.
(b)    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of this

Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic means also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
(c)    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement No. 1 to Amended and Restated Loan and Security Agreement as of the date first above written.
GREGG APPLIANCES, INC.,
as Borrower

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, an Existing Lender and an Incremental Lender

By:
Name:
Title:

[OTHER EXISTING LENDERS AND INCREMENTAL LENDERS]

EXHIBIT A
REAFFIRMATION OF GUARANTY
July 29, 2013
Wells Fargo Bank, National Association, as Agent
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Re:    Guarantee
Please refer to (1) the Amended and Restated Loan and Security Agreement dated as of March 29, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), among Gregg Appliances, Inc., an Indiana corporation (“Borrower”), HHG Distributing, LLC, an Indiana limited liability company (“HHG”), the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Lenders (the “Agent”), and (2) the Amended and Restated Guarantee dated July 25, 2007 (as amended, the “Guarantee”) by HHG in favor of the Agent. Pursuant to Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of the date hereof (the “Agreement”) among Agent, the Lenders signatory thereto and the Borrower, the Loan Agreement has been amended in accordance with the terms and conditions of the Agreement.
HHG hereby (i) acknowledges and reaffirms all of its obligations and undertakings under the Guarantee, (ii) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of the Agreement, the Guarantee is and shall remain in full force and effect in accordance with the terms thereof and (iii) agrees to the amendments set forth in Section 1 of the Agreement.

[Signature Page Follows]

GUARANTOR:

HHG DISTRIBUTING, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO REAFFIRMATION OF GUARANTY]

Schedule 1.28
Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$125,000,000
JPMorgan Chase Bank, N.A.	$65,000,000
SunTrust Bank	$45,000,000
Regions Bank	$45,000,000
RBS Business Capital	$40,000,000
BMO Harris Bank N.A.	$35,000,000
Key Bank National Association	$30,000,000
Barclays Bank PLC	$7,500,000
Credit Suisse AG, Cayman Islands Branch	$7,500,000